Exhibit 99.1

Monday July 31, 4:23 pm Eastern Time
Company Press Release
Global Vacation Group Reports Second Quarter Results
Announces Final Step in Consolidation Plan

WASHINGTON—(BUSINESS WIRE)—July 31, 2000—Global Vacation Group, Inc. (NYSE: GVG — news), one of the largest U.S. providers of value-added vacation products and services targeted to higher-income travelers, today reported results for the quarter ended June 30, 2000, and announced that it was taking the final step in its consolidation plan by merging its Vacations by Globetrotters and Friendly Holidays brands with Classic Custom Vacations.

For the 2000 second quarter, Global Vacation Group’s net revenues improved 5.8 percent to $36.4 million from $34.4 million, compared to the same period in 1999. The company reported a net loss of $2.2 million, or $0.15 per share, for the 2000 second quarter, compared to net income of $0.3 million in the 1999 second quarter, or $0.02 per share. Results for the 2000 quarter reflect a $2.0 million valuation reserve provided against previously recognized deferred tax assets as a result of the company’s plan to restructure. “From an operations viewpoint, Classic Custom Vacations, Island Resort Tours and private label operations all had solid second quarters, with Allied Tours continuing to produce steady growth,” said Roger Ballou, GVG chairman, president and chief executive officer.

“Also during the second quarter, GVG received a $27.5 million infusion in new convertible debt from Three Cities Research (TCR), a private capital investment group, which enabled us to eliminate our bank debt and gave us the strength and flexibility to re-energize the company and complete the final step in our consolidation plan.

“We are building upon our strength at Classic Custom Vacation and are integrating Globetrotters and Friendly Holidays under Ron Letterman’s capable leadership,” said Ballou. “Our Island Resort Tours and Allied Tours will continue as separate brands and organizations. Ray Lutz, who did a terrific job during this short transition at Globetrotters, will continue to operate and grow our private label business.

“As a result of the consolidation, the company expects to take a charge of $35 million in the third quarter, principally due to the writedown of certain tangible and intangible assets,” Ballou said. “We now have streamlined our operations and put our balance sheet in order to properly position Global Vacation Group on an aggressive growth path. We also expect the balance of the year to produce profits before the previously discussed writedown.

“We believe this final step will have a significant, positive impact on 2001 pre-tax earnings of between $7 million to $8 million,” Ballou noted. “Additionally, as a result of the writedown, future earnings will be protected from tax expense due to a projected cumulative net operating tax loss in excess of $30 million.”

As part of Global Vacation Group’s consolidation plan, the company will migrate its Globetrotters domestic brand to the Classic technology platform. The company’s private label U.S. business will continue to operate off Globetrotters’ proprietary software.

The company said it will expand its reservation center operations, employing approximately 100 people, at Globetrotters’ suburban Chicago offices to handle all of Globetrotters and the planned growth in Classic Custom Vacations’ bookings. The Chicago facility also will continue to handle all the private label business.

“We will methodically migrate the Globetrotters and Friendly Caribbean and Mexico business to the Classic brand over the next five months,” said Ballou. “As part of the transition, we concurrently will expand Classic’s market reach to include more popularly-priced vacations. Moving into 2001, Globetrotters will continue as a strong brand to Hawaii, leveraging its contract with United Airlines.”

Global Vacation Group, headquartered in Washington, D.C., is a value-added provider of vacation products and services. Global Vacation Group’s family of brands includes Classic Custom Vacations, which creates customized vacation packages for upscale U.S. travelers, Vacations by Globetrotters, which is targeted to the popularly priced-vacation buyer, and Allied Tours, which creates and coordinates packages and tours for international vacation travelers. The matters in this press release include “forward looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are qualified by cautionary statements contained herein and in Global Vacation Group’s filings with the Securities and Exchange Commission.

GLOBAL VACATION GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2000	1999	2000	1999

Net revenues	$36,394	$34,411	$63,746	$57,170

Operating expenses	31,908	29,329	59,275	50,750

Gross profit	4,486	5,082	4,471	6,420

General and administrative expenses	2,425	3,519	4,843	6,586

Depreciation and amortization	1,893	1,378	3,744	2,424

Income (loss) from operations	168	185	(4,116)	(2,590)
Other income (expense)

Interest income	821	601	1,350	1,056

Interest expense	(1,145)	(430)	(2,293)	(574)

Other	11	48	(1)	57

Total	(313)	219	(944)	539

Income (loss) before income taxes and extraordinary item	(145)	404	(5,060)	(2,051)

Income tax benefit (expense)	(2,018)	(135)	—	782

Income (loss) before extraordinary item	(2,163)	269	(5,060)	(1,269)

Extraordinary item, net of income tax benefit of $144	—	—	—	(257)

Net income (loss)	$(2,163)	$269	$(5,060)	$(1,526)

Basic and diluted net loss per common share:

Income (loss) per share before extraordinary item	$(0.15)	$0.02	$(0.35)	$(0.08)

Extraordinary item per share	$—	$—	$—	$(0.02)

Basic net income (loss) per share	$(0.15)	$0.02	$(0.35)	$(0.10)

Diluted net income (loss) per share	$(0.15)	$0.02	$(0.35)	$(0.10)

Weighted Average Shares Outstanding

Basic	14,393	14,627	14,393	14,666

Diluted	14,393	14,711	14,393	14,666

Contact:

Global Vacation Group, Inc. Jay Stuart, Chief Financial Officer, 202/347-1800 or Daly Gray Public Relations Jerry Daly, Carol McCune (Media), 703/435-6293